UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Buffalo Wild Wings, Inc.
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The following is a copy of a press release issued by Franchise Business Services (“FBS”), the association representing Buffalo Wild Wings® franchisees on May 30, 2017:
Franchise Association of Buffalo Wild Wings Reiterates Full Support of Buffalo Wild Wings’ Board Nominees and Management
KENNESAW, Ga.--(BUSINESS WIRE)-- Franchise Business Services (FBS), the association representing Buffalo Wild Wings® (NASDAQ: BWLD) franchisees, today reiterated its full support for President & CEO Sally J. Smith, her management team and the Board of Directors of the Minneapolis-based casual dining restaurant group.
“We continue to work with the Buffalo Wild Wings management team to enhance the guest experience and drive store profitability across its Company-owned and franchised locations,” said Wray Hutchinson, Chairman of the FBS Board of Directors and an owner of 39 Buffalo Wild Wings franchises himself. “This includes our collaborative focus on loyalty, order and pay at the table, merchant acquirer and EMV compliance, reduction of remodel costs, launch of a system-wide food safety program, food innovation, online ordering and delivery services.
“As with any business, there are always improvements to be made and we are working tirelessly with management to do so,” continued Mr. Hutchinson. “However, while we appreciate Marcato Capital’s investment in the business, we believe their proposed 90% franchised model is heavily flawed. Under this proposal, there would no longer be an appropriate overall alignment of interests between the franchisor and the franchisee community, damaging the value we have worked so hard together to create.
“We highly value our franchisees on our team who recognize the many positive opportunities Buffalo Wild Wings ownership provides in an otherwise challenging restaurant investment environment. Our members are proud to be Buffalo Wild Wings owners and see many positive financial trends that have made our investments rewarding in many ways. We know that Emil Lee Sanders, one of Marcato’s nominees, is seeking to become a Buffalo Wild Wings franchisee. We do not believe making claims about future downside in the value of the brand is an appropriate approach or the way to endear a new owner to other longtime franchise owners, especially when there is so much positive news to share about our business model and recent sales trends.”
Mr. Hutchinson concluded, “We are confident that the Company is aligned with the franchisees in our priority to achieve even more success without sacrificing the Buffalo Wild Wings core culture. We will not alter a winning formula. As we have stated previously, our owners will vote in support of Buffalo Wild Wings nine director nominees.”
ABOUT FRANCHISE BUSINESS SERVICES
Formed more than 15 years ago, the Metro Atlanta-based Franchise Business Services (FBS) is an organization that serves its franchisee community of Buffalo Wild Wings® by focusing on providing education and training, advocacy and member services.
The vision of FBS is to foster a spirit of mutual cooperation and teamwork among its board, members and Buffalo Wild Wings corporate, consistent with the protection and preservation of the rights of independent franchisees to control their destiny and thereby ensure their survival and future economic success.
To learn more about FBS, visit www.myfbsonline.org.

Permission to quote neither sought nor obtained from FBS.

Important Information

Buffalo Wild Wings, Inc., its directors and certain of its executive officers and employees are participants in the solicitation of proxies from Buffalo Wild Wings shareholders in connection with its 2017 annual meeting of shareholders to be held on June 2, 2017. Information concerning the identity and interests of these persons is available in the definitive proxy statement Buffalo Wild Wings filed with the SEC on April 21, 2017.

Buffalo Wild Wings has filed a definitive proxy statement in connection with its 2017 annual meeting. The definitive proxy statement, any amendments thereto and any other relevant documents, and other materials filed with the SEC concerning Buffalo Wild Wings are (or will be, when filed) available free of charge at http://www.sec.gov and http://ir.buffalowildwings.com. Shareholders should read carefully the definitive proxy statement and any other relevant documents that Buffalo Wild Wings files with the SEC when they become available before making any voting decision because they contain important information.